Exhibit 21.1

Name	Jurisdiction of Formation
Hourglass Acquisition I, LLC	Delaware
Preferred Rocks USS Inc.	Delaware
Hourglass Holdings, LLC	Delaware
USS Holdings, Inc.	Delaware
U.S. Silica Company	Delaware
Pennsylvania Glass Sand Corporation	Delaware
The Fulton Land and Timber Company	Pennsylvania
Ottawa Silica Company	Delaware
Ottawa Silica Company, Ltd.	Quebec
Coated Sand Solutions, LLC	Delaware
Cadre Services Inc.	Delaware
Cadre Material Products, LLC	Texas
Fairchild Silica, LLC	Delaware
Utica Silica, LLC	Delaware
Tyler Silica Company	Delaware
New Birmingham Resources, LLC	Texas
NBR Sand, LLC	Texas
NBR Maritime I, LLC	Texas
NBR Maritime II, LLC	Texas
Sandbox Enterprises, LLC	Texas
Oren Technologies, LLC	Texas
Sandbox Leasing, LLC	Texas
Sandbox Logistics, LLC	Texas
Sandbox Transportation, LLC	Texas